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                                                                  EXHIBIT 10.27


                    EXECUTIVE TERMINATION BENEFITS AGREEMENT


                 THIS AGREEMENT, dated as of the ___th day of __________, 1996 is among The SABRE Group Holdings, Inc., a Delaware corporation, The SABRE Group, Inc., a Delaware corporation (collectively, the "Company"), and ____________________ (the "Executive").

                              W I T N E S S E T H:

                 WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its management be encouraged to remain with the Company and to continue to devote full attention to the Company's business in the event an effort is made to obtain control of the Company through a tender offer or otherwise;

                 WHEREAS, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

                 WHEREAS, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of





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the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company;

                 WHEREAS, the Executive is a key Executive of the Company;

                 WHEREAS, the Company believes the Executive has made valuable contributions to the productivity and profitability of the Company;

                 WHEREAS, should the Company receive any proposal from a third person concerning a possible business combination with or acquisition of equity securities of the Company, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company be able to receive and rely upon his advice as to the best interests of the Company and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal; and

                 WHEREAS, should the Company receive any such proposals, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

                 NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of





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the Company, and to induce the Executive to remain in the employ of the
Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

         1.      Services During Certain Events

                 In the event a third party begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps seeking to effect a Change in Control (as defined in Section 2), the Executive agrees that he will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this Agreement, until the third party has abandoned or terminated its efforts to effect a Change in Control or until after such a Change in Control has been effected.

         2.      Change in Control

                 For purposes of this Agreement, a Change in Control of the Company shall be deemed to have taken place if: (a) any "person" as defined in
Section 3(a)(9) of the Securities Exchange Act of l934, as amended from time to time, (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities with respect to the





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election of Directors of the Company; or (b) during any twenty-four consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four month period shall be deemed to have satisfied such twenty-four month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2(b); or (c) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary of the Company through purchase of assets, or by merger, or otherwise. Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to occur solely by reason of (i) a distribution to the shareholders of AMR Corporation ("AMR"), whether as a dividend or otherwise, of all or any portion of the Company's stock or any other voting securities of the Company held, directly or indirectly, by AMR or
(ii) a sale of all or any portion of the Company's stock or any other voting securities of the Company held, directly or indirectly, by AMR in an unwritten public offering.

         3.      Circumstances Triggering Receipt of Severance Benefits

                 (a)  Subject to Section 3(c), the Company will provide the





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Executive with the benefits set forth in Sections 5 and 6 upon any termination of the Executive's employment:

                 (i) by the Company at any time within the first 36 months after a Change in Control;

                 (ii) by the Executive at any time within the first 12 months after a Change in Control;

                 (iii) by the Executive for "Good Reason" (as defined in Section 3(b) below) at any time within the first 36 months after a Change in Control.

                 (b) For purposes of Section 3(a)(iii), the Executive shall be entitled to terminate his employment with the Company and its subsidiaries for "Good Reason" after a Change in Control if:

                 (i) without the Executive's written consent, one or more of the following events occurs at any time during the first thirty-six
         (36) months after such Change in Control:

                 (A) the Executive is not appointed to, or is otherwise removed from, any office or position with the Company or its subsidiaries held by the Executive immediately prior to the Change in Control for any reason other than for Cause or in connection with the termination of his employment with the Company or its subsidiaries;

                 (B) the Executive's Base Salary rate or his annual incentive compensation opportunity rate is reduced below that in effect immediately prior to the Change in Control for any reason other than for Cause or in





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                          connection with the termination of his employment
                          with the Company and its subsidiaries;

                 (C) the Executive's principal office is moved, without the Executive's consent, to a location that is more than 50 miles from its location immediately prior to the Change in Control;

                 (D) for any reason other than for Cause or in connection with the termination of his employment with the Company and its subsidiaries, the Executive suffers a significant reduction in the authority, duties or responsibilities associated with his position with the Company as in effect immediately prior to the Change in Control, on the basis of which he makes a determination in good faith that he can no longer carry out such position in the manner contemplated by the Executive and the Company prior to the Change in Control;

                 (E) for any reason other than in connection with the termination of his employment or in connection with a bona fide restructuring of the Executive's benefits that does not reduce the overall level of such benefits, the Company asserts the intention to reduce or reduces any benefit provided to the Executive below the level of such benefit provided immediately prior to the Change in Control other than pursuant to the terms of any employment





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                          agreement between the Company or a subsidiary of the
                          Company and the Executive ("Employment Agreement") (unless the Company agrees to fully compensate Executive for any such reduction);

                 (F) a successor, where applicable, does not assume and agree to the terms of this Agreement in accordance with Section 10 below; or

                 (G) the Company purports to terminate Executive's employment other than in accordance with the Notice of Termination procedures set forth in Section 4 below.

                 (ii) the Executive notifies the Board in writing (care of the Company) of the occurrence of such event;

                 (iii) within 30 days following receipt of such written notice, the Board does not cure such event and deliver to the Executive a written statement that it has done so; and

                 (iv) within 60 days following the expiration of the 30-day period specified in clause (iii) above (without the occurrence of a cure and written notice thereof as described in clause (iii) above), the Executive voluntarily terminates his employment with the Company and its subsidiaries.

                 (c) Notwithstanding Section 3(a) and (b) above, no benefits shall be payable by reason of this Agreement in the event of:

                 (i) Termination of the Executive's employment with the Company and its subsidiaries by reason of the Executive's death





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         or Disability, provided that the Executive has not previously given a valid "Notice of Termination" pursuant to Section 4. For purposes hereof, "Disability" shall be defined as the inability of Executive due to illness, accident or other physical or mental disability to perform his duties for any period of six consecutive months or for any period of eight months out of any twelve month period, as determined by an independent physician selected by the Company and reasonably acceptable to the Executive (or his legal representative), provided that the Executive does not return to work on substantially a full-time basis within 30 days after written notice from the Company of an intent to terminate the Executive's employment due to Disability;

                 (ii) Termination of the Executive's employment with the Company and its subsidiaries on account of the Executive's retirement at or after age 65, pursuant to the Company's Retirement Benefit Plan; or

                 (iii) Termination of the Executive's employment with the Company and its subsidiaries for Cause. For the purposes hereof, Cause shall be defined as gross dishonesty or willful misconduct, either of which is directly and materially harmful to the business of the Company provided that any such termination for Cause shall not be effective unless (A) the Executive shall have received thirty (30) days' prior written notice from the Board of such alleged gross dishonesty or willful misconduct, and (B) the Executive, with counsel, shall





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         have had the opportunity to be heard by the Board regarding such allegations.

         This Section 3(c) shall not preclude the payment of any amounts otherwise payable to the Executive under any of the Company's employee benefit plans, programs and arrangements and/or under any Employment Agreement.

         4.      Notice of Termination

                 Any termination of the Executive's employment with the Company and its subsidiaries as contemplated by Section 3 shall be communicated by written "Notice of Termination" to the other party hereto. Any "Notice of Termination" shall indicate the effective date of termination which shall not be less than 30 days or more than 60 days after the date the Notice of Termination is delivered (the "Termination Date"), the specific provision in this Agreement relied upon, and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

         5.      Termination Benefits

                 Subject to the conditions set forth in Section 3 and, at the option of the Executive, the Payment Cap set forth in Section 7, the following benefits (subject to any applicable payroll or other taxes required to be withheld) shall be paid or provided to the Executive:

                 (a)      Compensation

                 The Company shall pay to the Executive the sum of (i) two times the greater of (A) the Executive's effective annual base salary at the Termination Date or (B) the Executive's effective




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annual base salary immediately prior to the Change in Control, plus (ii) two times the greater of (x) the median annual bonus awarded to the Executive under the Company's Incentive Compensation Plan or any other bonus plan (whether paid currently or on a deferred basis) with respect to any l2 consecutive month period during the last three fiscal years ending prior to the Termination Date or (y) 50% of the highest median target bonus rate applicable to the Executive for any period during such prior three-year period, multiplied by the applicable annual base salary determined under Section 5(a)(i) above; provided, however, that, if the Executive is within two years of his 65th birthday as of the Termination Date, such combined amount shall be reduced to an amount calculated by multiplying such combined amount by a fraction, the numerator of which is the number of months from the Termination Date until the Executive's 65th birthday and the denominator of which is 24; the resulting amount to be paid in a lump sum on the first day of the month following the Termination Date.

                 (b)  Health Insurance Benefits

                 The Company shall pay to the Executive an amount equal to the cost at standard independent insurance premium rates as of the Termination Date (or, if applicable and higher, the cost to the Executive of exercising his right of continued coverage under the Consolidated Omnibus Budget
Reconciliation Act of 1986, as amended) of purchasing benefits for the Executive on an individual basis which are equal to the Executive's Company-paid participation (including dependent coverage) in the travel accident, major





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medical, dental and vision care insurance plans, calculated as if such benefits were continued during the 48-month period following the Termination Date (or until the Executive's 65th birthday, if sooner), paid in a lump sum on the first day of the month following the Termination Date; such payment to be in lieu of (or offset by) any rights to continued coverage under such plans on a Company-funded basis, subject to the terms of any Employment Agreement between the Company and the Executive. Notwithstanding the foregoing, if the Executive notifies the Company that, as of the Termination Date, he was unable to obtain any aspect of the above-mentioned insurance coverage (including dependent coverage) that is not provided through continued coverage on a Company-funded basis at a rate no greater than the annualized amount paid to him pursuant to this provision, the Company will continue to provide any such coverage to the Executive.
                 (c)      Retirement Benefits

                 The Executive shall be deemed to be completely vested in Executive's currently accrued benefits under the Company's Retirement Benefit Plan and Supplemental Executive Retirement Plan ("SERP") in effect as of the date of Change in Control (collectively, the "Plans"), regardless of his actual vesting service credit thereunder. In addition, the Executive shall be deemed to earn service credit for benefit calculation purposes thereunder for the period of 48 months following the Termination Date (or until the Executive's 65th birthday, if sooner). Benefits under the Plans will become payable at any time designated by the





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Executive following termination of the Executive's employment with the Company and its subsidiaries after the Executive reaches age 55, subject to the terms of the Plans regarding the actuarial adjustment of benefit payments commencing prior to normal retirement age. The benefit to be paid pursuant to the Plans shall be calculated as though the Executive's compensation rate for each of the 5 years immediately preceding his retirement equaled the sum of (i) the greater of (A) the Executive's effective annual base salary at the Termination Date or
(B) the Executive's effective annual base salary immediately prior to the Change in Control, plus (ii) the greater of (A) the highest annual bonus awarded to the Executive under the Company's Incentive Compensation Plan or any other bonus plan (whether paid currently or on a deferred basis) with respect to any l2 consecutive month period during the last three fiscal years ending prior to the Termination Date or (B) 50% of the highest target bonus rate applicable to the Executive during such prior three- year period, multiplied by
the applicable annual base salary determined under Section 5(c)(i) above.   Any
benefits payable pursuant to this subsection 5(c) that are not payable out of the Plans for any reason (including but not limited to any applicable benefit limitations under the Employee Retirement Income Security Act of 1974, as amended, or any restrictions relating to the qualification of the Company's Retirement Benefit Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended) shall be paid directly by the Company out of its general assets.





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                 (d)      Relocation Benefits

                 If the Executive moves his residence in order to pursue other business or employment opportunities within 2 years after the Termination Date and requests in writing that the Company provide relocation services, he will be reimbursed for any expenses incurred in that initial relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Benefits under this provision will include assistance in selling the Executive's home and all other assistance and benefits which were customarily provided by the Company to transferred executives prior to the Change in Control.

                 (e)      Executive Outplacement Counseling

                 At the request of the Executive made in writing within two years from the Termination Date, the Company shall engage an outplacement counseling service of national reputation to assist the Executive in obtaining employment.

                 (f)      Stock Based Compensation Plans

                 (i) Any issued and outstanding Stock Options and Stock Appreciation Rights granted in connection with such Stock Options (to the extent they have not already become exercisable) shall become exercisable in accordance with the Company's 1996 Long Term Incentive Plan.

                 (ii) The Company's right to rescind any award of stock to the Executive under the Company's 1996 Long Term Incentive Plan shall terminate upon a Change in Control.

                 (iii)  The Executive's rights under any other stock based





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compensation plan shall vest (to the extent they have not already vested) in accordance with the Company's 1996 Long Term Incentive Plan.

                 (g)      Other Benefits


                 (i) The Company shall purchase or otherwise make available to the Executive personal air travel on American Airlines and American Eagle
(a) under terms and conditions no less favorable than those that would have applied to him as an "Eligible Employee" under the Travel Privileges Agreement between the Company and American Airlines, Inc. ("American") dated as of July 1, 1996 ("Travel Agreement") if his employment with the Company had continued; and (b) at an after tax cost to the Executive equal to the after tax cost the Executive would have paid for personal air travel using the travel privileges available to him as an "Eligible Employee" under the Travel Agreement if his employment with the Company had continued. The Company shall provide such personal air travel until the earliest to occur of: (i) June 30, 2008 and (ii) a termination of the Travel Agreement by American other than due to the Change of Control; except that if the Executive reaches age 55 before such an occurrence the Company shall purchase or otherwise make available to the Executive personal air travel on American Airlines and American Eagle (a) under terms and conditions no less favorable than those that would have applied to him as an "Eligible Retiree" under the Travel Agreement if he had retired from the Company upon reaching age 55; and (b) at an after tax cost to the Executive equal to the after tax cost the Executive would have paid for personal air travel using the travel privileges available to him as an "Eligible Retiree" under the Travel Agreement if he had retired from the Company upon reaching age 55. If the Travel Agreement is terminated by American due to the Change in Control, the Company shall provide the personal air travel described in this paragraph (i) without regard to any termination of the Travel Agreement.


                 (ii) The Executive, at the Executive's option, shall be entitled to continue the use of the Executive's Company-provided automobile for 48 months following the Termination Date (or until the Executive's 65th birthday, if sooner) under the same terms that applied to the automobile immediately prior to the Change in





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Control, or to purchase the automobile at its book value as of the Termination
Date.

                 (iii) The Company shall pay to the Executive an amount equal to the cost to the Company of providing any other perquisites and benefits of the Company in effect immediately prior to the Change in Control, calculated as if such benefits were continued during the 48-month period following the Termination Date (or until the Executive's 65th birthday, if sooner), paid in a lump sum on the first day of the month following the Termination Date.

                 (iv)  Accrued Amounts

                 The Company shall pay to the Executive all other amounts accrued or earned by the Executive through the Termination Date and amounts otherwise owing under the then existing plans and policies of the Company, including but not limited to all amounts of compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company.

         6.   Payment of Certain Costs of Executive

                 If a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, subsequent to a Change in Control, the parties shall submit to the jurisdiction of the American Arbitration Association to resolve the dispute promptly, and shall commence the hearing before the Board of Arbitrators in Dallas, Texas, within thirty (30) business days following service of notice of such dispute by one party on the other. The Board of Arbitrators shall have no authority to order a





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modification or amendment of this Agreement.  The arbitration shall be governed by the then current rules of the American Arbitration Association. The parties agree that the decision of the Board of Arbitrators shall be final and binding upon the parties thereto. All of the fees and expenses, including, without limitation, any arbitration or legal expenses, incurred by the Executive in successfully contesting or disputing any such termination (in whole or in part) or in successfully obtaining or enforcing any right or benefit provided for in this Agreement (in whole or in part) or in otherwise successfully pursuing his claim (in whole or in part) will be paid by the Company, to the extent permitted by law.

                 In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate shall be based on the rate identified by Chase Manhattan Bank as its prime rate.

                 7.       Treatment of Excess Parachute Payments

                 (a) Immediately following any Change in Control, and again immediately following any Notice of Termination, and as of each such date, the Company shall notify the Executive of the itemized and aggregate present value of all termination benefits to which he would be entitled upon termination under this Agreement or any other plan, program or arrangement calculated in accordance with this Agreement (or, where applicable, such other plan, program or





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arrangement) as of a projected Termination Date.

                 (b) The Company shall pay to the Executive, in addition to any other benefit payable under this Agreement, the sum of (i) the amount of any excise taxes payable by the Employee with respect to any payments, other than those provided for under this Section 7(b), made to Executive, whether under this Agreement or otherwise, which are "excess parachute payments" as defined in Section 280G of the Code as then in effect (the "Reimbursable Payments") and (ii) any Federal, state and local income taxes payable on the amount described in (i) above. Notwithstanding the foregoing, if the Executive receives a tax reimbursement payment under any other agreement or arrangement maintained by the Company or a Subsidiary comparable to that described in the preceding sentence the amount payable under this Section 7(b) shall be reduced on a dollar for dollar basis by the amount of such other payment.

                 If the Executive receives a payment under this Section 7(b) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate amount of excise taxes actually payable on the Reimbursable Payments is less than the amount determined in calculating the benefits paid under this
Section 7(b), then an amount equal to the excess of (i) the amount paid to Executive under this Section 7(b) over (ii) the sum of (A) the amount of excise taxes actually due on the Reimbursable Payments and (B) the Federal, state and local income taxes payable on an





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amount equal to the actual excise taxes payable, shall be deemed for all purposes a loan to the Executive made on the date of receipt of such excess, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such excess until the date of such repayment.

                 (c) This Agreement shall not amend or modify and shall not apply to payments under any plan or agreement entered into prior to June 15, 1984 and which is not thereafter amended or renewed in any significant aspect within the meaning of Section 67(e) (2) of the Tax Reform Act of 1984.

         8.      Letter of Credit, etc.

                 In order to better insure the availability of funds to pay all amounts provided for in Sections 5, 6 and 7, the Chief Financial Officer may on behalf of the Company establish a "grantor" trust or standby Letter or Letters of Credit or other suitable arrangements in an amount sufficient to cover such amounts. The financial facility or arrangement selected by the Chief Financial Officer shall be irrevocable as of a Change in Control and shall become available to the Executive upon the Termination Date and upon presentation of the documents specified in the Letter of Credit or other financial facility or arrangement. All funds provided by the Company to cover such payment, if any, shall revert to the Company after payment in full to the Executive, subject to the applicable terms of the documents implementing such arrangements.





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         9.      Continuing Obligations

                 (a) The Executive hereby agrees that all documents, records, techniques, business secrets and other information which have come into his possession from time to time during his employment with the Company shall be deemed to be confidential and proprietary to the Company and, except for personal documents and records of the Executive, shall be returned to the Company. The Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed, except that Executive may disclose any such information required to be disclosed in the normal course of his employment with the Company or pursuant to any court order or other legal process.

                 (b) The Executive hereby agrees that, for a period of two years after the Termination Date, he will not directly or indirectly solicit any employee of the Company or any of its subsidiaries or affiliated companies to join the employ of any entity that competes with the Company or any of its subsidiaries or affiliated companies.

         l0.     Successors

                 (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be





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required to perform it if no such succession had taken place.  Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) shall constitute a breach of this Agreement and shall entitle the Executive to terminate his employment pursuant to Section 3(a)(ii) or (iii) and to receive the payments and benefits provided under Sections 5, 6 and 7. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                 (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         11.     Notices

                 For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested,





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postage prepaid, addressed as follows:

                 If to the Executive:

                          --------------------

                          --------------------

                          --------------------

                 If to the Company:

                          The SABRE Group, Inc.
                          P. O. Box 6l9615
                          Mail Drop _____
                          D/FW Airport, Texas
                          7526l-96l5
                          ATTENTION:  Secretary

                 With a copy to:

                          The SABRE Group, Inc.
                          General Counsel
                          P. O. Box 619615
                          D/FW Airport, Texas
                          75261-9615

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         l2.     Governing Law

                 THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         l3.     Miscellaneous

                 No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this





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Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive).

         l4.     Separability

                 The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         l5.     Non-assignability

                 This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section l0. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by Executive contrary to this Section the Company shall have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or, in the event of his death, his designated beneficiary





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
or, in the absence of an effective beneficiary designation, the Executive's estate.

         16.     Termination

                 The Company may terminate this Agreement at any time by six months' written notice of such termination given to the Executive; except that such termination shall not be made, and if made shall have no effect, (a) as to any payments or benefits payable hereunder to an Executive whose employment has terminated pursuant to Section 3(a) or (b), (b) within three years after a Change in Control or (c) during any period of time when the Company has knowledge that any third person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board (as constituted at the time of the termination of this Agreement), the third person has abandoned or terminated his efforts to effect a Change Control.

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
                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth, thereby mutually and voluntarily agreeing that this Agreement supersedes and replaces any prior similar agreements for such termination benefits.

                                        THE SABRE GROUP HOLDINGS, INC.

                                        By:                      ,its
                                           ----------------------

                                        -----------------------------

                                        THE SABRE GROUP, INC.

                                        By:                      ,its
                                           ----------------------

                                        -----------------------------

                                        EXECUTIVE

                                        By:                      , an
                                           ----------------------

                                        -----------------------------

                                        Individual





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